Exhibit 99.1
News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511 www.enproindustries.com
Phone:	704-731-1527

Email:	don.washington@enproindustries.com
For Immediate Release
EnPro Industries Completes Goodwill Impairment Analysis;
Announces Gain on Reduction of Liability for Retiree Benefits
Associated with Previously-Owned Business
CHARLOTTE, NC, July 20, 2009 — EnPro Industries (NYSE: NPO) has completed its previously announced interim evaluation of goodwill associated with its GGB Bearing Technology and Plastomer Technologies businesses. The company has determined that the goodwill has been impaired, largely because the businesses’ near-term outlooks have been weakened by the deterioration of the global economic environment. As a result, EnPro will take a pre-tax, non-cash impairment charge of $113.1 million, or the full amount of goodwill associated with these businesses, in the second quarter of 2009.
Of the total goodwill impaired, $108.7 million is associated with the acquisition of the Glacier metal polymer bearings business, prior to EnPro’s spin-off from Goodrich Corporation. The remaining $4.4 million is associated with Plastomer’s 2006 acquisition of Amicon Plastics.
“The impairment of goodwill in no way changes our view of these businesses,” said Steve Macadam, president and chief executive officer. “We continue to believe they are fundamentally sound, and we are confident they will generate strong returns in the future.”
The company also reported that it will record a pre-tax gain of $19.2 million following the reduction of the estimated liability for retiree medical benefits associated with a business previously owned by the company’s Coltec subsidiary. A recent actuarial analysis determined that Coltec’s potential liability for the benefits, which are associated with a plant that was closed in the early 1980s, was significantly less than the amount accrued.
These items will result in a net, after-tax charge of $84.1 million or $4.21 a share in the second quarter of 2009. EnPro expects to announce its financial results for the second quarter of 2009 on August 4.
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual

EnPro Industries
July 20, 2009

events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2008, and the Form 10-Q for the quarter ended March 31, 2009, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems and components, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.